EXHIBIT 99.2

FORM OF FREEMARKETS PROXY CARD

(Form of Proxy)

FREEMARKETS, INC.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS             , 2004

(THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF FREEMARKETS)

The undersigned stockholder of FreeMarkets, Inc. hereby appoints             , and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Special Meeting of Stockholders of FreeMarkets, Inc. to be held at              a.m., local time, on             , 2004, at                     .

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. ANY HOLDER WHO WISHES TO WITHHOLD THE DISCRETIONARY AUTHORITY REFERRED TO IN PROPOSAL 2 SHOULD MARK A LINE THROUGH THE ENTIRE PROPOSAL.

THE BOARD RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS.

1. ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION BY AND AMONG ARIBA, INC., FLEET MERGER CORPORATION AND FREEMARKETS, INC. AND APPROVAL OF THE MERGER.

☐ FOR    ☐ AGAINST    ☐ ABSTAIN

2. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer. If the stockholder is a partnership, please sign full partnership name by an authorized person.

Receipt of the joint proxy statement/prospectus dated             , 2004 is hereby acknowledged.

Name(s) of Stockholder

Signature(s) of Stockholder

Dated: , 2004